EXHIBIT 99.1

Larry F. Altenbaumer
Chief Financial Officer,
Treasurer and Controller

Illinova Corporation
500 South 27th Street
P.O. Box 511
Decatur, IL 62525-1805
Tel  217 424-6678
Fax 217 362-7417






November 24, 1998


Members of the Financial Community:

Illinova/Illinois  Power Company  (Company)  has received  Security and Exchange
Commission (SEC) concurrence regarding the use of quasi-reorganization accounting treatment in the event that the Company decides to sell or shutdown the Clinton Power Station (Clinton). Attached is the Company's press release announcing the decision of the SEC.

The announcement of the SEC's concurrence with the accounting treatment proposed by the Company should not be considered as tantamount to a decision on the status of Clinton. However, the receipt of such concurrence by the SEC is a very important factor as the Company's Board of Directors evaluates the options of continued operation, sale or shutdown of the nuclear generating station. The Board will be reviewing these options at its December 9 meeting and may make a decision on the option to be pursued at the time.

Please  refer to the  Company's  most  recent  10-Q  filed  with the SEC for the quarter ending September 30, 1998, for a more complete description and the potential implications of a quasi-reorganization. Since approval of the quasi-reorganization accounting treatment is only one factor the Board will consider in reaching a decision regarding Clinton, the Company is not in a position at this time to provide any new guidance as to the financial consequences of a Clinton sale or shutdown and the application of quasi-reorganization accounting.

Please contact Bob Schultz (217-424-8780), Eric Weekes (217-362-7635), Cindy Steward (217-362-7633) or me if you have any questions.

Sincerely,


/s/ Larry F. Altenbaumer
Larry F. Altenbaumer